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Exhibit 10.18

Summary of 2005 Compensation for
Executive Officers and Non-Employee Directors

Executive Officer Compensation

        In January 2005, the Board of Directors of PRAECIS PHARMACEUTICALS INCORPORATED (the "Company"), upon recommendation of the Compensation Committee, approved the 2005 compensation for the Company's executive officers. The table below sets forth 2005 compensation and potential bonus award values under the Company's Executive Management Bonus Plan (the "Bonus Plan"), as well as certain other compensation.

Name and Title	Annual Salary(1)	Bonus Target Award Value(2)	Other Compensation
Kevin F. McLaughlin President and Chief Executive Officer	$350,000	50%	—
Edward C. English Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	$208,000	25%	—
Marc B. Garnick, M.D. Executive Vice President and Chief Medical and Regulatory Officer	$340,000	40%	—
Richard W. Wagner, Ph.D. Executive Vice President, Discovery Research	$267,500	30%	—
Michael J. Keavany Senior Vice President, Sales and Marketing	$270,000	30%	$50,000

(1)
Effective as of January 1, 2005, with the exception of Mr. McLaughlin, whose increase was effective January 24, 2005, coincident with his appointment as Chief Executive Officer, and Mr. Keavany, who joined the Company on November 11, 2004.

(2)
Represents the target award value for 2005, as a percentage of base salary, approved by the Compensation Committee for each executive officer under the Executive Management Bonus Plan. Actual bonuses earned for 2005 may vary from zero to 150% of the target amount, depending upon the Company's 2005 performance relative to predetermined corporate performance measures, as well as the performance of each executive officer against predetermined individual goals.

(3)
Represents payments due to Mr. Keavany during 2005 to assist in defraying the cost of certain temporary living expenses. These payments are due in two equal installments in May and November 2005, provided Mr. Keavany is an employee at such time(s).

        None of the Company's executive officers has an employment agreement and the executive compensation described above has been or will be (with respect to actual bonus payments for 2005) approved by the Board of Directors, upon recommendation of the Compensation Committee, but is not otherwise set forth in a written agreement between the Company and such executive officers.

        Each executive officer is a party to a letter agreement with the Company providing for certain benefits in the event of the executive's termination upon or within one year following a change of control of the Company. These agreements are filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2004 and will be described in more detail under "Employment Agreements/Change of Control Arrangements" in the Company's Proxy Statement for its 2005 Annual Meeting of Stockholders.

        Each executive officer may also be eligible for an annual option grant to purchase shares of common stock, par value $.01 per share, of the Company. Annual option grants for executive officers generally vest and become exercisable in equal monthly installments over a three-year period from the date of grant so long as the individual continues to be an employee of the Company. The amount of such annual grants, if any, will be dependent upon corporate and individual performance during 2005.

        The executive officers are also eligible to participate in the Company's employee benefit plans, which include health, dental, life and long-term disability insurance; three weeks of vacation per year; twelve statutory/ Company designated holidays each year; and the ability to participate in the Company's 401(k) Plan and Employee Stock Purchase Plan.

Non-Employee Director Compensation

        For 2005, non-employee directors will receive the following annual compensation, which has been approved by the Company's Board of Directors and remains unchanged from 2004:

Cash Compensation

  •
  Annual Retainer of $15,000.

  •
  $1,500 for each regularly scheduled board meeting.

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  $1,000 for each regularly scheduled committee meeting.

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  $500 for any special telephonic Board or committee meeting.

  •
  The Chairman of the Audit Committee receives a per-meeting fee of $1,000 for his attendance and participation in, on behalf of the Audit Committee, meetings with the Company's management and Ernst and Young LLP, the Company's independent registered public accounting firm, regarding the Company's financial results and other financial and accounting matters.

  •
  Reimbursement for reasonable expenses incurred in connection with attending board and committee meetings.

Stock Compensation

        Directors are eligible to receive stock options under our Third Amended and Restated 1995 Stock Plan. Non-employee directors generally receive an annual option grant to purchase 10,000 shares of common stock, par value $.01 per share, of the Company. Each annual option grant vests and becomes exercisable in equal monthly installments over a one-year period from the date of grant so long as the individual continues to be a member of our Board of Directors.

QuickLinks

  Exhibit 10.18
Summary of 2005 Compensation for Executive Officers and Non-Employee Directors